Exhibit 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS


                                    ---------



 We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Gulf Power Company's Series H
 5.25 % Senior Notes due July 15, 2033 of our report dated February 11, 2003 relating to the financial statements of XL Capital Assurance Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which appears as Exhibit 99.1 in XL Capital Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.





     /s/ PricewaterhouseCoopers LLP



     New York, New York
     July 14, 2003